Exhibit 99.1

NEWS RELEASE

Contacts:	Steven J. Janusek
Executive Vice President & CFO
sjanusek@reddyice.com
800-683-4423

REDDY ICE REPORTS FIRST QUARTER 2005 RESULTS

MAY 16, 2005 - DALLAS, TEXAS - Reddy Ice Holdings, Inc., today reported financial results for the first quarter ended March 31, 2005.

Revenues in the first quarter of 2005 were $39.2 million, compared to $37.4 million in the same quarter of 2004.  The Company’s net loss was $10.2 million in the first quarter of 2005, compared to a net loss of $11.7 million in the first quarter of 2004.  Included in the Company’s results for the first quarter of 2005 and 2004 is $0.3 million and $0.04 million, respectively, of non-cash stock-based compensation expense.

EBITDA (as adjusted), defined as earnings before interest, taxes, depreciation and amortization and gain or loss on the disposition of assets, and referred to herein as EBITDA, was negative $1.3 million in the first quarter of 2005, compared to $0.6 million in the first quarter of 2004.  A discussion regarding the presentation of EBITDA in this press release, including reconciliations of EBITDA to net loss, is set forth below in the section titled, “SUPPLEMENTAL DISCLOSURE REGARDING NON-GAAP FINANCIAL INFORMATION.”

CONFERENCE CALL

Reddy Ice has scheduled a conference call presentation on Monday, May 16, 2005 at 2:00 p.m. eastern time.  To listen, dial 303-262-2143 and ask for the Reddy Ice call 10 minutes prior to the start time.  A telephonic replay will be available through May 23, 2005 and may be accessed by calling 303-590-3000 and using the passcode 11030616#.

Reddy Ice manufactures and distributes packaged ice, serving approximately 82,000 customer locations in 31 states and the District of Columbia under the Reddy Ice brand name.

– Financial Tables to Follow –

FINANCIAL TABLES

REDDY ICE HOLDINGS, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended
	March 31,
	2005	2004
	(in thousands)

Revenues	$39,244	$37,380
Cost of sales (excluding depreciation)	31,679	28,508
Depreciation expense related to cost of sales	4,741	4,500
Gross profit	2,824	4,372
Operating expenses	8,834	8,318
Depreciation and amortization expense	1,415	1,062
Loss on dispositions of assets	149	—
Loss from operations	(7,574)	(5,008)
Interest expense	9,308	6,677
Loss before income taxes	(16,882)	(11,685)
Income tax benefit	6,702	—
Net loss	(10,180)	(11,685)
Preferred dividends	—	3,104
Net loss available to common shareholders	$(10,180)	$(14,789)

Basic and diluted net loss per share:
Net loss available to common shareholders	$(102.83)	$(149.38)
Weighted average common shares outstanding	99	99
EBITDA	$(1,269)	$554

SUPPLEMENTAL DISCLOSURE REGARDING NON-GAAP FINANCIAL INFORMATION

By presenting EBITDA (as adjusted), defined as earnings before interest, taxes, depreciation and amortization and gain or loss on the disposition of assets, and referred to herein as EBITDA, Reddy Ice intends to provide investors with a better understanding of its core operating results to measure past performance as well as prospects for the future.  Reddy Ice evaluates operating performance based on several measures, including EBITDA, as Reddy Ice believes it is an important measure of the operational strength of its business.  Since EBITDA is not a measure calculated in accordance with generally accepted accounting principles (“GAAP”), it should not be considered in isolation or as a substitute for “net loss”, the most directly comparable GAAP financial measure, as an indicator of operating performance.  Additionally, EBITDA as we have presented it, may not be comparable to similarly titled measures used by other companies.  EBITDA is not necessarily a measure of Reddy Ice’s ability to fund its cash needs, as it excludes certain financial information when compared to “net loss”.  Users of this financial information should consider the types of events and transactions which are excluded.  A reconciliation of EBITDA to net loss follows:

	Three Months Ended
	March 31,
	2005	2004
	(in thousands)

EBITDA	$(1,269)	$554
Depreciation expense related to cost of sales	(4,741)	(4,500)
Depreciation and amortization expense	(1,415)	(1,062)
Loss on dispositions of assets	(149)	—
Interest expense	(9,308)	(6,677)
Income tax benefit	6,702	—
Net loss	$(10,180)	$(11,685)